TREDEGAR REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS

RICHMOND, VA--(BUSINESS WIRE)--March 12, 2025--Tredegar Corporation (NYSE:TG, also the “Company” or “Tredegar”) today reported fourth quarter and full year financial results for the period ended December 31, 2024.
Fourth quarter 2024 net income (loss) from continuing operations was $(7.3) million ($(0.21) per diluted share) compared to $(34.1) million ($(1.00) per diluted share) in the fourth quarter of 2023. Net income (loss) from ongoing operations, which excludes special items, was $2.0 million ($0.06 per diluted share) in the fourth quarter of 2024 compared to $1.1 million ($0.03 per diluted share) in the fourth quarter of 2023.
Full year 2024 net income (loss) from continuing operations was $1.0 million ($0.03 per diluted share) compared to $(99.2) million ($(2.91) per diluted share) in 2023. Net income (loss) from ongoing operations was $17.2 million ($0.50 per diluted share) in 2024 compared to $(2.0) million ($(0.07) per diluted share) in 2023. A reconciliation of net income (loss) from continuing operations, a financial measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), to net income (loss) from ongoing operations, a non-GAAP financial measure, for the three months and year ended December 31, 2024 and 2023, is provided in Note (a) to the Financial Tables in this press release.
Fourth Quarter Financial Results Highlights
•Earnings before interest, taxes, depreciation and amortization (“EBITDA”) from ongoing operations for Aluminum Extrusions was $9.7 million in the fourth quarter of 2024 versus $8.0 million in the fourth quarter of 2023 and versus $6.2 million in the third quarter of 2024.
◦Sales volume was 35.8 million pounds in the fourth quarter of 2024 versus 32.9 million pounds in the fourth quarter of 2023.
◦Net new orders, which remain low compared to pre-2020 historical levels, increased 23% in the fourth quarter of 2024 versus the fourth quarter of 2023 and 2% versus the third quarter of 2024. Open orders at the end of the fourth quarter of 2024 were approximately 17 million pounds versus 14 million pounds at the end of the fourth quarter of 2023 and versus 16 million pounds at the end of the third quarter of 2024.
•EBITDA from ongoing operations for PE Films was $7.6 million in the fourth quarter of 2024 versus $4.5 million in the fourth quarter of 2023 and versus $5.9 million in the third quarter of 2024.
◦Sales volume was 9.1 million pounds in the fourth quarter of 2024 versus 8.5 million pounds in the fourth quarter of 2023.
John Steitz, Tredegar’s president and chief executive officer, said, “Both businesses finished 2024 with solid performances in the typically seasonally low fourth quarter. Net new orders have continued to grow at Bonnell Aluminum so far in 2025. PE Films results are encouraging as well.”
Mr. Steitz continued, “Our balance sheet was strong at the end of 2024 with a net leverage ratio of 1.1x, which was a dramatic improvement from 3.7x at the end of 2023, due to the cyclical recovery underway in our businesses and the completion of the sale of Terphane on November 1, 2024. We received additional post-closing settlement proceeds of $9.8 million in the first quarter of 2025.”
Mr. Steitz concluded, “We support actions to increase the Section 232 tariffs on aluminum, to close loopholes that allowed foreign companies to evade the tariffs and to apply the tariffs to downstream products like the extrusions that we produce. We believe that these improved tariffs will go a long way towards leveling the playing field for U.S. aluminum extruders, strengthening American manufacturing in critical industries like aluminum, and supporting America’s manufacturing workers.”

OPERATIONS REVIEW
Aluminum Extrusions
Aluminum Extrusions (or Bonnell Aluminum) produces high-quality, soft-alloy and medium-strength custom fabricated and finished aluminum extrusions primarily for the following markets: building and construction (“B&C”), automotive, and specialty (which consists of consumer durables, machinery and equipment, electrical and renewable energy, and distribution end-use products). A summary of results for Aluminum Extrusions is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2024	2023	% Change	2024	2023	% Change
Sales volume (lbs)	35,849	32,940	8.8%	139,152	138,451	0.5%
Net sales	$122,462	$110,196	11.1%	$471,815	$474,803	(0.6)%
Variable costs	91,423	84,075	(8.7)%	354,397	365,320	3.0%
Last-in first-out inventory adjustment	1,234	(944)	NM*	1,234	(944)	NM*
Manufacturing fixed costs[1]	10,364	10,146	(2.1)%	40,123	41,028	2.2%
Selling, general and administrative costs[1]	9,319	8,061	(15.6)%	33,638	29,725	(13.2)%
Other[2]	389	850	54.2%	1,066	1,698	37.2%
EBITDA from ongoing operations	$9,733	$8,008	21.5%	$41,357	$37,976	8.9%
Depreciation & amortization	(4,330)	(4,675)	7.4%	(17,722)	(17,927)	1.1%
EBIT from ongoing operations[3]	$5,403	$3,333	62.1%	$23,635	$20,049	17.9%
Capital expenditures	$5,635	$2,477		$10,097	$20,339
1. Excludes related depreciation and amortization
2. Includes segment allocated employee compensation benefit expenses
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
*Not meaningful (“NM”)

The following table presents the sales volume by end use market for the three months and years ended December 31, 2024 and 2023, and the three months ended September 30, 2024.

	Three Months Ended		Favorable/	Three Months Ended	Favorable/	Year Ended		Favorable/
(In millions of lbs)	December 31,		(Unfavorable)	September 30,	(Unfavorable)	December 31,		(Unfavorable)
	2024	2023	% Change	2024	% Change	2024	2023	% Change
Sales volume by end-use market:
Non-residential B&C	18.2	18.4	(1.1)%	18.7	(2.7)%	77.3	78.6	(1.7)%
Residential B&C	2.4	2.0	20.0%	2.4	—%	8.6	8.1	6.2%
Automotive	2.6	3.3	(21.2)%	3.2	(18.8)%	12.0	13.8	(13.0)%
Specialty products	12.6	9.2	37.0%	10.3	22.3%	41.3	38.0	8.7%
Total	35.8	32.9	8.8%	34.6	3.5%	139.2	138.5	0.5%
Fourth Quarter 2024 Results vs. Fourth Quarter 2023 Results
Net sales (sales less freight) in the fourth quarter of 2024 increased 11.1% versus the fourth quarter of 2023 primarily due to higher sales volume and the pass-through of higher metal costs, partially offset by a lower average conversion price add-on to metal costs associated with a shift in sales mix. Sales volume in the fourth quarter of 2024 increased 8.8% versus the fourth quarter of 2023 and 3.5% versus the third quarter of 2024.
Net new orders increased 23% in the fourth quarter of 2024 versus the fourth quarter of 2023 and 2% versus the third quarter of 2024, largely due to improving sales opportunities. While net new orders continue to be below pre-pandemic levels, the fourth quarter of 2024 marked the ninth consecutive quarterly increase for this metric, supporting the Company’s belief that a steady recovery is underway.
Open orders at the end of the fourth quarter of 2024 were 17 million pounds, which is up from 16 million pounds at the end of the third quarter of 2024 and 14 million pounds at the end of the fourth quarter of 2023. This level is below the quarterly range of 21 to 27 million pounds in 2019 before pandemic-related disruptions that resulted in long lead times, driving a peak in open orders of approximately 100 million pounds during the first quarter of 2022.

The Company participated as a member of the U.S. Aluminum Extruders Coalition which filed a trade case with the Department of Commerce (“USDOC”) and the U.S. International Trade Commission (“USITC”) against 15 countries in response to alleged large and increasing volumes of unfairly priced imports of aluminum extrusions since 2019. In November 2023, the USITC found that there is a reasonable indication that the American aluminum extrusions industry is materially injured or threatened with injury due to imports from 14 countries, including China. In September 2024, the USDOC announced its final determinations that aluminum extrusion producers and exporters in 14 countries, including China, sold aluminum extrusions at less-than-fair value in the U.S. In October 2024, the USITC found that U.S. producers had not been materially injured by reason of the subject imports, despite the USDOC findings of less-than-fair value pricing by those imports. The coalition has appealed the decision. The USITC negative determination in October did not impact the existing duties on aluminum extrusions from China, which were extended by the USITC in October 2022, for a period of five years. On February 10, 2025, the Section 232 tariffs on all aluminum imports were increased from 10% to 25%, effective March 12, 2025, and certain country-specific and product-specific exclusions from the tariffs were revoked. This action also expands the scope of the tariffs to include downstream products, including certain finished aluminum goods. These measures, which are in addition to existing antidumping and countervailing duties, are intended to prevent the circumvention of duties through the importation of downstream products. The actual timing and level of the tariffs remains a fluid situation.
EBITDA from ongoing operations in the fourth quarter of 2024 increased $1.7 million versus the fourth quarter of 2023, primarily due to:
•A $4.9 million increase in contribution margin (net sales less variable costs) associated with:
◦Higher volume ($2.4 million), increased labor productivity ($1.1 million), and favorable variable manufacturing costs ($1.1 million), partially offset by higher labor and employee-related costs ($0.7 million), and lower spread (the difference between selling prices and metal costs) associated with a shift in sales mix ($1.6 million); and
◦The timing of the flow-through under the first-in first-out (“FIFO”) method of aluminum raw materials costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a benefit of $2.5 million in the fourth quarter of 2024 versus a charge of $0.2 million in the fourth quarter of 2023.
•Inventories accounted for under the last-in first-out (“LIFO”) method resulted in a charge of $1.2 million in the fourth quarter of 2024 versus a benefit of $0.9 million in the fourth quarter of 2023; and
•Higher selling, general and administrative ("SG&A") expenses of $1.3 million primarily associated with employee-related incentive compensation ($0.9 million) and headquarters rent expenses ($0.1 million).
Full Year 2024 Results vs. Full Year 2023 Results
Net sales in 2024 were relatively flat versus 2023 primarily due to flat sales volume and the pass-through of higher metal costs, partially offset by a lower average conversion price add-on to metal costs associated with a shift in sales mix.
EBITDA from ongoing operations increased $3.4 million in 2024 versus 2023, primarily due to:
•A $7.9 million increase in contribution margin associated with:
◦Favorable variable manufacturing costs ($4.8 million), higher labor productivity ($2.5 million) and higher volume ($0.5 million), partially offset by higher labor and employee-related costs ($2.2 million) and lower spread associated with a shift in sales mix ($1.4 million); and
◦The timing of the flow-through under the FIFO method of aluminum raw material costs, which were previously acquired in a quickly changing commodity pricing environment, causing a temporary mismatch in the change in the cost of raw materials included in variable costs and the pass through to customers included in sales, resulted in a benefit of $1.4 million in 2024 versus a charge of $1.0 million in 2023.
•Inventories accounted for under the LIFO method resulted in a charge of $1.2 million in 2024 versus a benefit of $0.9 million in 2023;
•Lower manufacturing fixed costs of $0.9 million primarily due to lower employee-related compensation and reduced outside services ($1.2 million); and
•Higher SG&A expenses of $3.9 million primarily due to employee-related incentive compensation ($2.7 million) and headquarters rent expenses ($0.6 million).

Aluminum Extrusions believes that it has adequate supply agreements for aluminum and other product cost components in 2025. See discussion of Quantitative and Qualitative Disclosures about Market Risk in Item 7a of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 (“Form 10-K”) for additional information on aluminum price trends.
Goodwill Impairment at Bonnell
During the fourth quarter of 2024, the Company recognized a special item for the non-cash write-off of goodwill of $13.3 million ($10.4 million after deferred income tax benefits) associated with the Clearfield, Utah operation ("Clearfield") acquired in February 2017 (formerly Futura). Clearfield exceeded expectations in performance, including exceptional customer service, from the date of acquisition until before pandemic-related disruptions that resulted in long lead times during periods of 2021 and 2022. Long lead times resulted in customers seeking supply from other sources to meet their demand, including imports. Some business lost at Clearfield during this time has been regained during the recovery underway, but not at the level that the Company previously anticipated would eventually replicate the EBITDA and net cash flow generation that existed prior to the pandemic-related disruptions. As a consequence, using projections that assume the continuation of lower sales and profitability, the estimated fair value of Clearfield during the fourth quarter of 2024 fell below its carrying value by more than the amount of goodwill causing the write-off. For more information, see Note 1 “Nature of Operations and Summary of Significant Accounting Policies” to the Consolidated Financial Statements included in Item 15. Exhibits and Financial Statements Schedules (“Item 15”) of the Form 10-K.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for Bonnell Aluminum are projected to be $17 million in 2025, including $5 million for productivity projects and $12 million for capital expenditures required to support continuity of operations. Depreciation expense is projected to be $16 million in 2025. Amortization expense is projected to be $2 million in 2025.
PE Films
PE Films produces surface protection films, polyethylene overwrap films and films for other markets. A summary of results for PE Films is provided below:

	Three Months Ended		Favorable/	Year Ended		Favorable/
(In thousands, except percentages)	December 31,		(Unfavorable)	December 31,		(Unfavorable)
	2024	2023	% Change	2024	2023	% Change
Sales volume (lbs)	9,101	8,518	6.8%	39,324	29,355	34.0%
Net sales	$26,388	$20,728	27.3%	$105,199	$76,763	37.0%
Variable costs	12,767	11,213	(13.9)%	50,289	40,824	(23.2)%
LIFO inventory adjustment	(174)	(1,333)	(86.9)%	(174)	(1,333)	(86.9)%
Manufacturing fixed costs[1]	3,416	3,626	5.8%	13,248	13,793	4.0%
Selling, general and administrative costs[1]	2,765	2,606	(6.1)%	11,245	12,106	7.1%
Other[2]	41	100	59.0%	105	156	32.7%
EBITDA from ongoing operations	$7,573	$4,516	67.7%	$30,486	$11,217	171.8%
Depreciation & amortization	(1,256)	(1,216)	(3.3)%	(5,200)	(6,522)	20.3%
EBIT from ongoing operations[3]	$6,317	$3,300	91.4%	$25,286	$4,695	NM*
Capital expenditures	$634	$266		$1,761	$1,772
1. Excludes related depreciation and amortization
2. Includes segment allocated employee compensation benefit expenses
3. For a reconciliation of this non-GAAP measure to the most directly comparable measure calculated in accordance with GAAP, see the EBITDA from ongoing operations by segment statements in the Financial Tables in this press release.
*Not meaningful (“NM”)

Fourth Quarter 2024 Results vs. Fourth Quarter 2023 Results
Net sales in the fourth quarter of 2024 increased 27.3% versus the fourth quarter of 2023, due to higher net sales in surface protection films. Surface Protection sales volume increased 43% in the fourth quarter of 2024 versus the fourth quarter of 2023. Although fourth quarter volume in Surface Protection is typically low due to seasonality, sales volume in the fourth quarter of 2024 increased 13% versus the third quarter of 2024. Surface Protection sales volume began to moderate as expected in the third quarter of 2024, following extremely high sales volume in the first half of 2024 associated with restocking of Surface Protection customer inventories. Overwrap sales volume in the fourth quarter of 2024 decreased 23% versus a strong volume performance in the fourth quarter of 2023.
EBITDA from ongoing operations in the fourth quarter of 2024 increased $3.1 million versus the fourth quarter of 2023, primarily due to:
•Higher contribution margin of $4.1 million resulting from:
◦A $4.0 million increase from Surface Protection associated with increased volume and favorable sales mix ($3.7 million) and operating efficiencies and cost improvements ($0.3 million);
◦A $0.3 million decrease from overwrap films primarily due to lower volume and unfavorable sales mix ($0.2 million) and unfavorable pricing ($0.1 million); and
◦The pass-through lag associated with resin costs (no impact in the fourth quarter of 2024 versus a charge of $0.3 million in the fourth quarter of 2023).
•Inventories accounted for under the LIFO method that resulted in a benefit of $0.2 million in the fourth quarter of 2024 versus a benefit of $1.3 million in the fourth quarter of 2023.
There have been significant cyclical swings in the sales volume and EBITDA from ongoing operations for PE Films in the last three years, largely due to the unprecedented downturn in the display industry during the second half of 2022 and first half of 2023. EBITDA from ongoing operations for the past three years (2024, 2023 and 2022) has averaged approximately $4.5 million per quarter.
Full Year 2024 Results vs. Full Year 2023 Results
Net sales in 2024 increased 37.0% versus 2023 due to higher net sales in Surface Protection. Sales volume in 2024 for surface protection films increased 57% versus 2023, with extremely high sales volumes in the first half of 2024 associated with the restocking of Surface Protection customers’ inventories. Overwrap films volume increased 14% versus 2023, primarily due to volume increases associated with lower margin business.
EBITDA from ongoing operations in 2024 increased $19.3 million versus 2023 primarily due to:
•Higher contribution margin of $19.0 million resulting from:
◦A $19.4 million increase from Surface Protection associated with substantially higher volume and favorable pricing ($13.4 million), and operating efficiencies and variable cost savings ($6.0 million);
◦Relatively flat contribution margin from overwrap films, associated with a shift in sales mix and unfavorable pricing ($1.0 million), offset by operating efficiencies and variable cost savings ($1.0 million); and
◦The pass-through lag associated with resin costs ($1.0 million charge in 2024 versus a charge of $0.5 million in 2023).
•Inventories accounted for under the LIFO method that resulted in a benefit of $0.2 million in 2024 versus a benefit of $1.3 million in 2023.
•Lower SG&A of $0.9 million primarily due to decreased research and development costs ($1.6 million), partially offset by increased employee-related incentive compensation ($1.2 million).
Refer to Item 7a. Quantitative and Qualitative Disclosures About Market Risk in the Form 10-K for additional information on resin price trends.
Projected Capital Expenditures and Depreciation & Amortization
Capital expenditures for PE Films are projected to be $3 million in 2025, including $2 million for productivity projects and $1 million for capital expenditures required to support continuity of current operations. Depreciation expense is projected to be $5 million in 2025. There is no amortization expense for PE Films.

Corporate Expenses, Interest, Taxes and Other
Corporate expenses, net in 2024 decreased by $9.2 million compared to 2023, primarily due to lower pension expense as a result of the pension plan termination completed in 2023 ($10.7 million), a non-recurring charge in 2023 associated with the pension plan transition ($2.3 million) and lower software maintenance fees ($0.6 million), partially offset by higher employee-related incentive compensation ($4.7 million).
Interest expense was $4.7 million in 2024 in comparison to $6.3 million in 2023, primarily due to lower weighted average total debt outstanding, partially offset by higher interest rates.
The effective tax rate used to compute income taxes (benefit) from continuing operations in 2024 was (18.8)% compared to 34.1% in 2023. The change in effective tax rate was primarily due to pre-tax income in 2024 versus a pre-tax loss in 2023. The tax rate in 2023 was also significantly impacted by the release of stranded taxes upon termination of the pension plan. As of December 31, 2024, the Company had U.S. foreign tax and research and development credit carryforwards totaling $24.3 million that can be utilized against income taxes that would otherwise be payable on future taxable income (including capital gains). There are no valuation allowances associated with these credit carryforwards. See Note (e) to Financial Tables in this Press Release for information related to the effective tax rate from ongoing operations. For an explanation of differences between the effective tax rate and the U.S. federal statutory rate for 2024 and 2023, see Note 11. Income Taxes to the Consolidated Financial Statements included in Item 15 of the Form 10-K.
On November 1, 2024, the Company completed the sale of its flexible packaging films business (also referred to as “Terphane”) headquartered in Brazil to Oben Group. Commencing in the fourth quarter of 2024, all historical results for Terphane have been presented as discontinued operations. On February 28, 2025, the Company received $9.8 million from post-closing settlement of the transaction, which was $2.8 million higher than expected mainly due to higher cash held at Terphane in Brazil than estimated at closing. For more information on this transaction, see Note 16. Divestitures to the Consolidated Financial Statements included in Item 15 of the Form 10-K.
Debt, Financial Leverage, Debt Covenants and Debt Refinancing
Total debt was $61.9 million at December 31, 2024 and $126.3 million at December 31, 2023. Cash, cash equivalents and restricted cash were $7.1 million at December 31, 2024 and $13.1 million at December 31, 2023. Net debt (total debt in excess of cash, cash equivalents and restricted cash), a non-GAAP financial measure, was $54.8 million at December 31, 2024 and $113.2 million at December 31, 2023. See Note (f) to the Financial Tables in this Press Release for a reconciliation of net debt to the most directly comparable GAAP financial measure.
The Company has been focused on managing net working capital, capital expenditures and costs since a slowdown in business began in 2023. Total debt decreased $64.4 million and net debt decreased $58.4 million at the end of 2024 versus the end of 2023 due to the use of the proceeds from the sale of Terphane to pay down debt during the fourth quarter of 2024.
As of December 31, 2024, the Company was in compliance with all covenants under its $125 million asset-based credit agreement, which matures June 30, 2026 (the "ABL Facility"). Availability for borrowings under the ABL Facility is governed by a borrowing base, determined by the application of specified advance rates against eligible assets, including trade accounts receivable, inventory, owned real properties and owned machinery and equipment. As of December 31, 2024, funds available to borrow under the ABL Facility were approximately $44 million. The median daily liquidity under the ABL Facility during the fourth quarter of 2024 was favorable at $42 million compared with a median of $30 million during the third quarter of 2024. Refer to Note 7. Debt and Credit Agreements to the Consolidated Financial Statements included in Item 15 of the Form 10-K for additional details on the primary debt covenants.
FORWARD-LOOKING AND CAUTIONARY STATEMENTS
Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When the Company uses the words “believe,” “estimate,” “anticipate,” “appear to,” “expect,” “project,” “plan,” “likely,” “may” and similar expressions, it does so to identify forward-looking statements. Such statements are based on the Company's then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in or implied by these forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. Factors that could cause actual results to differ materially from expectations include, without limitation, the following:
•the impact of macroeconomic factors, such as inflation, interest rates and recession risks;
•an increase in the operating costs incurred by the Company’s business units, including, for example, the cost of raw materials and energy;
•noncompliance with any of the financial and other restrictive covenants in the ABL Facility;

•failure to continue to attract, develop and retain certain key officers or employees;
•disruptions to the Company’s manufacturing facilities, including those resulting from labor shortages;
•an information technology system failure or breach;
•risks of doing business in countries outside the U.S. that affect our international operations;
•the impact of public health epidemics on employees, production and the global economy, such as the COVID-19 pandemic;
•political, economic and regulatory factors concerning the Company’s products;
•inability to develop, efficiently manufacture and deliver new products at competitive prices;
•the impact of the imposition of tariffs and sanctions on imported aluminum ingot used by Bonnell Aluminum;
•failure by governmental entities to prevent foreign companies from evading antidumping and countervailing duties;
•unanticipated problems or delays with the implementation of the enterprise resource planning and manufacturing executions systems, or security breaches and other disruptions to the Company's information technology infrastructure;
•loss of sales to significant customers on which the Company’s business is highly dependent;
•inability to achieve sales to new customers to replace lost business;
•failure of the Company’s customers to achieve success or maintain market share;
•failure to protect our intellectual property rights;
•inability to successfully complete strategic acquisitions or dispositions, failure to realize the expected benefits of such acquisitions or dispositions, and assumption of unanticipated risks in such acquisitions or dispositions;
and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time to time, including the risks and important factors set forth in additional detail in Part I, Item 1A. Risk Factors of the Form 10-K. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.
Tredegar does not undertake, and expressly disclaims any duty, to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based, except as required by applicable law.
To the extent that the financial information portion of this press release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within “Presentations” in the “Investors” section of our website, www.tredegar.com.
Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the “Investors” section of its website.
Tredegar Corporation is an industrial manufacturer with two primary businesses: custom aluminum extrusions for the North American building & construction, automotive and specialty end-use markets and surface protection films for high-technology applications in the global electronics industry. Tredegar had 2024 sales of $598 million. With approximately 1,500 employees, the Company operates manufacturing facilities in North America and Asia.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Sales	$154,049	$136,167	$598,025	$573,323
Other income (expense), net (c)(d)	(1,254)	(2,340)	(952)	(2,149)
	152,795	133,827	597,073	571,174

Cost of goods sold (c)	124,367	112,530	480,958	480,440
Freight	5,199	5,243	21,011	21,757
Selling, R&D and general expenses (c)	18,967	17,549	73,681	68,282
Amortization of identifiable intangibles	440	440	1,778	1,758
Pension and postretirement benefits	54	890	217	10,844
Interest expense	1,149	2,193	4,664	6,316
Asset impairments and costs associated with exit and disposal activities, net of adjustments (c)	27	431	613	5,060
Pension settlement loss	—	66,679	—	92,291
Goodwill impairment (g)	13,271	—	13,271	34,891
	163,474	205,955	596,193	721,639
Income (loss) from continuing operations before income taxes	(10,679)	(72,128)	880	(150,465)
Income tax expense (benefit)(c)	(3,340)	(38,071)	(165)	(51,300)
Net income (loss) from continuing operations	(7,339)	(34,057)	1,045	(99,165)
Income (loss) from discontinued operations, net of tax	(65,359)	(1,534)	(65,610)	(6,740)
Net income (loss)	$(72,698)	$(35,591)	$(64,565)	$(105,905)

Earnings (loss) per share:
Basic:
Continuing operations	$(0.21)	$(1.00)	$0.03	$(2.91)
Discontinued operations	(1.91)	(0.04)	(1.91)	(0.19)
Basic earnings (loss) per share	$(2.12)	$(1.04)	$(1.88)	$(3.10)
Diluted:
Continuing operations	$(0.21)	$(1.00)	$0.03	$(2.91)
Discontinued operations	(1.91)	(0.04)	(1.91)	(0.19)
Diluted earnings (loss) per share	$(2.12)	$(1.04)	$(1.88)	$(3.10)

Shares used to compute earnings (loss) per share:
Basic	34,293	34,289	34,346	34,133
Diluted	34,293	34,289	34,346	34,133

Tredegar Corporation
Net Sales and EBITDA from Ongoing Operations by Segment
(In Thousands)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Net Sales
Aluminum Extrusions	$122,462	$110,196	$471,815	$474,803
PE Films	26,388	20,728	105,199	76,763
Total net sales	148,850	130,924	577,014	551,566
Add back freight	5,199	5,243	21,011	21,757
Sales as shown in the condensed consolidated statements of income	$154,049	$136,167	$598,025	$573,323

EBITDA from Ongoing Operations (j)
Aluminum Extrusions:
Ongoing operations:
EBITDA (b)	$9,733	$8,008	$41,357	$37,976
Depreciation & amortization	(4,330)	(4,675)	(17,722)	(17,927)
EBIT (b)	5,403	3,333	23,635	20,049
Plant shutdowns, asset impairments, restructurings and other (c)	(360)	(1,736)	(5,346)	(3,557)
Goodwill impairment	(13,271)	—	(13,271)	—
PE Films:
Ongoing operations:
EBITDA (b)	$7,573	$4,516	$30,486	$11,217
Depreciation & amortization	(1,256)	(1,216)	(5,200)	(6,522)
EBIT (b)	6,317	3,300	25,286	4,695
Plant shutdowns, asset impairments, restructurings and other (c)	165	(408)	(420)	(4,972)
Goodwill impairment (g)	—	—	—	(34,891)
Total	(1,746)	4,489	29,884	(18,676)
Interest income	5	403	36	514
Interest expense	1,149	2,193	4,664	6,316
Gain on investment in kaleo, Inc. (d)	—	—	144	262
Stock option-based compensation costs	—	—	—	231
Pension settlement loss	—	66,679	—	92,291
Corporate expenses, net (c)	7,789	8,148	24,520	33,727
Income (loss) from continuing operations before income taxes	(10,679)	(72,128)	880	(150,465)
Income tax expense (benefit)	(3,340)	(38,071)	(165)	(51,300)
Net income (loss) from continuing operations	(7,339)	(34,057)	1,045	(99,165)
Income (loss) from discontinued operations, net of tax	(65,359)	(1,534)	(65,610)	(6,740)
Net income (loss)	$(72,698)	$(35,591)	$(64,565)	$(105,905)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	December 31, 2024	December 31, 2023
Assets
Cash & cash equivalents	$7,062	$9,660
Restricted cash	—	3,391
Accounts & other receivables, net	64,817	55,615
Income taxes recoverable	—	1,182
Inventories	51,381	49,654
Prepaid expenses & other	16,567	8,817
Current assets of discontinued operations	—	48,358
Total current assets	139,827	176,677
Property, plant & equipment, net	137,032	151,157
Right-of-use leased assets	14,635	11,100
Identifiable intangible assets, net	7,326	9,105
Goodwill	22,446	35,717
Deferred income taxes	32,517	23,155
Other assets	2,448	3,442
Non-current assets of discontinued operations	126	36,108
Total assets	$356,357	$446,461
Liabilities and Shareholders’ Equity
Accounts payable	$64,704	$69,328
Accrued expenses	22,168	18,606
Lease liability, short-term	2,453	1,903
Short-term debt	1,322	—
ABL revolving facility (i)	—	126,322
Income taxes payable	320	183
Current liabilities of discontinued operations	741	32,762
Total current liabilities	91,708	249,104
Lease liability, long-term	12,993	10,396
ABL revolving facility (i)	60,600	—
Pension and other postretirement benefit obligations, net	5,914	6,643
Deferred income taxes	69	—
Other non-current liabilities	4,105	3,862
Non-current assets of discontinued operations	—	20,803
Shareholders’ equity	180,968	155,653
Total liabilities and shareholders’ equity	$356,357	$446,461

Tredegar Corporation
Condensed Consolidated Statements of Cash Flows
(In Thousands)
(Unaudited)

	Year Ended December 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(64,565)	$(105,905)
Adjustments for noncash items:
Depreciation	23,681	25,786
Amortization of intangibles	1,856	1,897
Reduction of right-of-use assets	2,259	2,220
Goodwill impairment	13,271	34,891
Deferred income taxes	(8,202)	(56,098)
Accrued pension and postretirement benefits	217	10,844
Pension settlement loss	—	92,291
Stock-based compensation expense	2,498	1,978
Loss on sale of divested business	74,877	—
Gain on investment in kaléo	(144)	(262)
Impairment of Richmond, Virginia Technical Center assets	—	3,454
Changes in assets and liabilities:
Accounts and other receivables	(14,785)	17,400
Inventories	(6,911)	47,607
Income taxes recoverable/payable	137	(406)
Prepaid expenses and other	(7,174)	1,204
Accounts payable and accrued expenses	10,009	(25,165)
Lease liability	(2,749)	(2,299)
Pension and postretirement benefit plan contributions	(587)	(28,269)
Other, net	1,820	2,827
Net cash provided by (used in) operating activities	25,508	23,995
Cash flows from investing activities:
Capital expenditures	(14,347)	(26,446)
Proceeds on sale of investment in kaléo	144	262
Net proceeds on sale of divested business (net of $20 million debt principal assumed by buyer)	54,631	—
Proceeds from the sale of assets	83	—
Net cash provided by (used in) investing activities	40,511	(26,184)
Cash flows from financing activities:
Borrowings	615,201	116,134
Debt principal payments	(679,590)	(107,713)
Dividends paid	—	(8,884)
Debt financing fees	(587)	(4,021)
Net cash provided by (used in) financing activities	(64,976)	(4,484)
Effect of exchange rate changes on cash	(7,436)	896
Increase (decrease) in cash, cash equivalents and restricted cash	(6,393)	(5,777)
Cash, cash equivalents and restricted cash at beginning of period	13,455	19,232
Cash, cash equivalents and restricted cash at end of period	$7,062	$13,455

Notes to the Financial Tables
(Unaudited)

(a) Tredegar’s presentation of net income (loss) and diluted earnings (loss) per share from ongoing operations are non-GAAP financial measures that exclude the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan prior to termination and other items (which includes gains and losses for an investment accounted for under the fair value method) which have been presented separately and removed from net income (loss) from continuing operations and diluted earnings (loss) per share as reported under GAAP. Net income (loss) and diluted earnings (loss) per share from ongoing operations are key financial and analytical measures used by management to gauge the operating performance of Tredegar’s ongoing operations. They are not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) from continuing operations or earnings (loss) per share as defined by GAAP. They exclude items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation to net income (loss) and diluted earnings (loss) per share from ongoing operations for the three months and the years ended December 31, 2024 and 2023 is shown below:

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2024	2023	2024	2023
Net income (loss) from continuing operations as reported under GAAP[1]	$(7.3)	$(34.1)	$1.0	$(99.2)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(0.1)	0.3	0.4	4.0
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	(0.1)	(0.2)
Valuation allowance reversal on existing deferred tax assets as a result of the sale of Terphane	(2.5)	—	(0.7)	—
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	(0.2)	—	1.3
Group annuity contract premium expense[2]	—	1.6	(0.2)	1.6
Other	1.5	1.8	6.4	4.1
Net periodic benefit cost for the frozen defined benefit pension plan prior to termination[2]	—	0.7	—	8.4
Pension settlement loss[2]	—	31.0	—	51.0
Goodwill impairment[3,4]	10.4	—	10.4	27.0
Net income (loss) from ongoing operations[1]	$2.0	$1.1	$17.2	$(2.0)

Earnings (loss) from continuing operations per share as reported under GAAP (diluted)	$(0.21)	$(1.00)	$0.03	$(2.91)
After-tax effects per diluted share of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.01	0.01	0.12
(Gains) losses from sale of assets and other:
Gain associated with the investment in kaléo	—	—	—	(0.01)
Valuation allowance reversal on existing deferred tax assets as a result of the sale of Terphane	(0.07)	—	(0.02)	—
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	(0.01)	—	0.04
Group annuity contract premium expense[2]	—	0.05	—	0.05
Other	0.04	0.06	0.18	0.12
Net periodic benefit cost for the frozen defined benefit pension plan prior to termination[2]	—	0.02	—	0.25
Pension settlement loss[2]	—	0.90	—	1.48
Goodwill impairment[3,4]	0.30	—	0.30	0.79
Earnings (loss) per share from ongoing operations (diluted)	$0.06	$0.03	$0.50	$(0.07)
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) are shown in Note (e).
2. For more information, see Note (h).
3. For more information, see the “Goodwill Impairment at Bonnell” section above.
4. For more information, see Note (g).

(b) EBITDA (earnings before interest, taxes, depreciation and amortization) from ongoing operations is the key segment profitability metric used by the Company’s chief operating decision maker (“CODM”) to assess segment financial performance. The Company uses sales less freight (“net sales”) as its measure of revenues from external customers at the segment level. For more business segment information, see Note 12. Business Segments to the Consolidated Financial Statements included in Item 15 of the Form 10-K.
    EBIT (earnings before interest and taxes) from ongoing operations is a non-GAAP financial measure included in the accompanying tables and the reconciliation of segment financial information to consolidated results for the Company in the net sales and EBITDA from ongoing operations by segment statements.  It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) as defined by GAAP.  The Company believes that EBIT is a widely understood and utilized metric that is meaningful to certain investors and that including this financial metric in the reconciliation of management’s performance metric, EBITDA from ongoing operations, provides useful information to those investors that primarily utilize EBIT to analyze the Company’s core operations.

(c) Gains and losses associated with plant shutdowns, asset impairments, restructurings and other items for the three months and the years ended December 31, 2024 and 2023 detailed below are shown in the statements of net sales and EBITDA from ongoing operations by segment and are included in “Asset impairments and costs associated with exit and disposal activities, net of adjustments” in the condensed consolidated statements of income, unless otherwise noted.

	Three Months Ended December 31, 2024		Year Ended December 31, 2024
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Production equipment asset impairment	$0.2	$0.1	$0.2	$0.1
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	0.5	0.3	2.6	1.9
Storm damage to the Newnan, Georgia plant[1]	(0.7)	(0.5)	(0.4)	(0.3)
Legal fees associated with the Aluminum Extruders Trade Case and other matters[1]	0.3	0.2	1.2	0.9
Resolution of customer quality complaint[4]	(0.1)	—	0.7	0.6
Goodwill impairment[7]	13.3	10.4	13.3	10.4
Total for Aluminum Extrusions	$13.5	$10.5	$17.6	$13.6
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Richmond, Virginia Technical Center closure expenses, including severance[5]	$(0.1)	$(0.1)	$0.2	$0.1
Richmond, Virginia Technical Center lease modification[5]	(0.1)	(0.1)	0.2	0.2
Total for PE Films	$(0.2)	$(0.2)	$0.4	$0.3
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.3	$0.3	$0.6	$0.7
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.2	0.1	1.8	1.3
Professional fees associated with the transition to the ABL Facility[1]	0.1	0.1	0.4	0.3
Deferred and discretionary incentive payments made subsequent to the sale of Terphane[2]	1.3	1.0	1.3	1.0
Valuation allowance reversal on existing deferred tax assets as a result of the sale of Terphane[3]	—	(2.5)	—	(0.7)
Group annuity contract premium adjustment[2,6]	(0.1)	—	(0.3)	(0.2)
Total for Corporate	$1.8	$(1.0)	$3.8	$2.4
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.
4. Included in “Sales” in the condensed consolidated statements of income.
5. For more information, see Note (k)
6. For more information, see Note (h).
7. For more information, see the “Goodwill Impairment at Bonnell” section above.

	Three Months Ended December 31, 2023		Year Ended December 31, 2023
(In millions)	Pre-Tax	Net of Tax	Pre-Tax	Net of Tax
Aluminum Extrusions:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Other restructuring costs - severance	$—	$—	$0.1	$0.1
(Gains) losses from sale of assets, investment writedowns and other items:
Consulting expenses for ERP/MES project[1]	0.6	0.5	1.8	1.4
Storm damage to the Newnan, Georgia plant[1]	—	—	0.5	0.4
Legal fees associated with the Aluminum Extruders Trade Case[1]	0.5	0.4	0.5	0.4
Total for Aluminum Extrusions	$1.1	$0.9	$2.9	$2.3
PE Films:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings:
Impairment of Richmond, Virginia Technical Center assets[4]	$0.1	$0.1	$3.5	$2.7
Richmond, Virginia Technical Center closure expenses, including severance[4]	0.1	0.1	1.3	1.0
Richmond, Virginia Technical Center accelerated depreciation[4]	0.3	0.2	0.3	0.2
Richmond, Virginia Technical Center lease modification[4]	(0.1)	(0.1)	(0.1)	(0.1)
Goodwill impairment[5]	—	—	34.9	27.0
Total for PE Films	$0.4	$0.3	$39.9	$30.8
Corporate:
(Gain) losses from sale of assets, investment writedowns and other items:
Professional fees associated with business development activities[1]	$0.3	$0.3	$0.2	$0.2
Professional fees associated with remediation activities related to internal control over financial reporting[1]	0.8	0.6	2.0	1.6
Write-down of investment in Harbinger Capital Partners Special Situations Fund[2]	—	—	0.2	0.1
Tax expense from adjustment to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits[3]	—	(0.2)	—	1.3
Group annuity contract premium expense[2,6]	2.0	1.6	2.0	1.6
Net periodic benefit cost for the frozen defined benefit pension plan prior to termination[6]	0.9	0.7	10.8	8.4
Pension settlement loss[6]	66.7	31.0	92.3	51.0
Total for Corporate	$70.7	$34.0	$107.5	$64.2
1.Included in “Selling, R&D and general expenses” in the condensed consolidated statements of income.
2. Included in “Other income (expense), net” in the condensed consolidated statements of income.
3. Included in “Income tax expense (benefit)” in the condensed consolidated statements of income.
4. For more information, see Note (k).
5. For more information, see Note (g).
6. For more information, see Note (h).

(d) On December 27, 2021, the Company completed the sale of its investment interests in kaleo, Inc. and received closing cash proceeds of $47.1 million. In April 2024 and January 2023, additional cash consideration of $0.1 million and $0.3 million, respectively, was received related to customary post-closing adjustments, which is reported in “Other income (expense), net” in the condensed consolidated statements of income.

(e) For discussion on Tredegar’s presentation of net income (loss) from ongoing operations, please refer to Note (a) above. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from ongoing operations for the three months and the years ended December 31, 2024 and 2023 and are shown below in order to show the impact on the effective tax rate:

(In millions)	Pre-Tax	Taxes Expense (Benefit)	After-Tax	Effective Tax Rate
Three Months Ended December 31, 2024	(a)	(b)		(b)/(a)
Net income (loss) from continuing operations as reported under GAAP	$(10.7)	$(3.4)	$(7.3)	31.8%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	—	0.1	(0.1)
(Gains) losses from sale of assets and other	1.8	2.8	(1.0)
Goodwill impairment	13.3	2.9	10.4
Net income (loss) from ongoing operations	$4.4	$2.4	$2.0	56.0%
Three Months Ended December 31, 2023
Net income (loss) from continuing operations as reported under GAAP	$(72.1)	$(38.0)	$(34.1)	52.7%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.4	0.1	0.3
(Gains) losses from sale of assets and other	4.2	1.0	3.2
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	0.9	0.2	0.7
Pension settlement loss	66.7	35.7	31.0
Net income (loss) from ongoing operations	$0.1	$(1.0)	$1.1	NM*
Year Ended December 31, 2024
Net income (loss) from continuing operations as reported under GAAP	$0.9	$(0.1)	$1.0	(18.8)%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	0.6	0.2	0.4
(Gains) losses from sale of assets and other	7.8	2.4	5.4
Goodwill impairment	13.3	2.9	10.4
Net income (loss) from ongoing operations	$22.6	$5.4	$17.2	23.8%
Year Ended December 31, 2023
Net income (loss) continuing operations as reported under GAAP	$(150.5)	$(51.3)	$(99.2)	34.1%
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	5.1	1.1	4.0
(Gains) losses from sale of assets and other	6.9	0.1	6.8
Net periodic benefit cost for the frozen defined benefit pension plan in process of termination	10.8	2.4	8.4
Pension settlement loss	92.3	41.3	51.0
Goodwill impairment	34.9	7.9	27.0
Net income (loss) from ongoing operations	$(0.5)	$1.5	$(2.0)	NM*
* Not meaningful (“NM”)
(f) Net debt is calculated as follows:

(In millions)	December 31,	December 31,
	2024	2023
Short-term debt	$1.3	$—
ABL revolving facility (i)	60.6	126.3
Total debt	61.9	126.3
Less: Cash and cash equivalents	7.1	9.7
Less: Restricted cash	—	3.4
Net debt	$54.8	$113.2
As of December 31, 2023, receipts that have not yet been applied to the ABL Facility are classified as restricted cash in the accompanying condensed consolidated balance sheets. Net debt is not intended to represent total debt as defined by GAAP. Net debt is utilized by management in evaluating the Company’s financial leverage and equity valuation, and management believes that investors also may find net debt to be helpful for the same purposes.

Net leverage ratio is a non-GAAP financial measure. It is not intended to represent the stand-alone results for Tredegar under GAAP and should not be considered as an alternative to net income (loss) and total debt as defined by GAAP. Net leverage ratio is utilized by management in evaluating the Company’s financial leverage, and management believes that investors also may find the net leverage ratio to be helpful for the same purposes. In addition, earnings before interest, taxes, depreciation and amortization as defined in the ABL Facility ("Credit EBITDA") is provided below.

	As of or for Twelve Months Ended December 31, 2024(1)	As of or for Twelve Months Ended December 31, 2023(1)
($ in millions)
Net debt	$54.8	$113.2
Credit EBITDA(2)	$51.1	$30.4
Net leverage ratio	1.1	3.7
1.Actual Credit EBITDA amounts are for the twelve months ended December 31, 2024, and actual net debt amounts are as of December 31, 2024. 2.See Note (l) for more information.
(g) During 2023, uncertainty about the timing of a recovery in the consumer electronics market persisted, and manufacturers in the supply chain for consumer electronics continued to experience reduced capacity utilization and inventory corrections. In light of the limited visibility on the timing of a recovery and the expected adverse future impact to the Surface Protection business, coupled with a cautious outlook on new product development opportunities, the Company performed a Step 1 goodwill impairment analysis, as of June 30, 2023 and September 30, 2023, of the Surface Protection component of PE Films. The analyses concluded that the fair value of Surface Protection was less than its carrying value, thus a non-cash partial goodwill impairment of $34.9 million ($27.0 million after deferred income tax benefits) was recognized during 2023. As of December 1, 2023, the Company’s reporting units with goodwill were Surface Protection in PE Films and Futura in Aluminum Extrusions. Both of these reporting units have separately identifiable operating net assets (operating assets including goodwill and identifiable intangible assets net of operating liabilities). The Company's Step 0 analysis of these reporting units concluded that it is more likely than not that the fair value of each reporting unit was greater than its carrying value. Therefore, the Step 1 quantitative goodwill impairment tests for these reporting units were not necessary. The Surface Protection and Futura reporting units had goodwill in the amounts of $22.4 million and $13.3 million, respectively, at December 31, 2023.
(h)    During the third quarter of 2023, the Company remeasured the pension plan, which resulted in a pre-tax pension settlement loss in the condensed consolidated results of operation of $25.6 million. The remeasurement of the pension benefit obligation and plan assets was triggered by $64.5 million of lump sum distributions from the pension plan assets which exceeded the pension plan's service and interest cost. On November 3, 2023, the pension plan termination and settlement process was completed, and the Company’s relevant pension plan obligation was transferred to Massachusetts Mutual Life Insurance Company. This completed the pension plan termination process that began in February 2022. As a result of the routine administrative process to transition the pension plan, the Company recognized a $2.0 million charge to adjust the initial purchase price of the nonparticipating single premium group annuity contract.
(i)    The ABL Facility has customary representations and warranties including, as a condition to each borrowing, that all such representations and warranties are true and correct in all material respects (including a representation that no Material
Adverse Effect (as defined in the ABL Facility) has occurred since December 31, 2022). In the event that the Company cannot certify that all conditions to the borrowing have been met, the lenders can restrict the Company’s future borrowings under the ABL Facility.
As of November 1, 2024, the Company is no longer in a Cash Dominion Period. Because a Cash Dominion Period was in effect as of December 31, 2023 and the Company is required to represent that no Material Adverse Effect has occurred as a condition to borrowing, the outstanding debt under the ABL Facility (all contractual payments due on June 30, 2026) was classified as a current liability in the consolidated balance sheets as of December 31, 2023.
In accordance with the ABL Facility, the lenders have been provided with the Company’s financial statements, covenant compliance certificates and projections to facilitate their ongoing assessment of the Company. Accordingly, the Company believes the likelihood that lenders would exercise the subjective acceleration clause whereby prohibiting future borrowings is remote. As of December 31, 2024, the Company was in compliance with all debt covenants.
(j)    Tredegar’s presentation of Consolidated EBITDA from ongoing operations is a non-GAAP financial measure that excludes the effects of gains or losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets, goodwill impairment charges, discontinued operations, net periodic benefit cost for the frozen defined benefit pension plan and other items (which includes gains and losses for an investment accounted for under the fair value method). Consolidated EBITDA from ongoing operations also excludes depreciation & amortization, stock option-based compensation costs, interest and income taxes. Consolidated EBITDA is a key financial and analytical measure used by management to gauge the operating performance of Tredegar’s ongoing operations. It is not intended to represent the stand-alone results for Tredegar’s ongoing operations under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. It excludes items that management believes do not relate to Tredegar’s ongoing operations. A reconciliation of Consolidated EBITDA from ongoing operations for the three months and the years ended December 31, 2024 and 2023 is shown below:

	Three Months Ended December 31,		Year Ended December 31,
($ in millions)	2024	2023	2024	2023
Net income (loss) from continuing operations as reported under GAAP[1]	$(7.3)	$(34.1)	$1.0	$(99.2)
After-tax effects of:
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	(0.1)	0.3	0.4	4.0
Gain associated with the investment in kaléo	—	—	(0.1)	(0.2)
(Gains) losses from sale of assets and other	1.5	1.8	6.4	4.1
Tax expense (benefit) from adjustments to deferred income tax liabilities under new U.S. tax regulations related to foreign tax credits	—	(0.2)	—	1.3
Group annuity contract premium expense[2]	—	1.6	(0.2)	1.6
Valuation allowance reversal on existing deferred tax assets as a result of the sale of Terphane	(2.5)	—	(0.7)	—
Net periodic benefit cost for the frozen defined benefit pension plan prior to termination[2]	—	0.7	—	8.4
Pension settlement loss[2]	—	31.0	—	51.0
Goodwill impairment	10.4	—	10.4	27.0
Net income (loss) from ongoing operations[1]	2.0	1.1	17.2	(2.0)
Depreciation and amortization	5.6	6.0	23.2	24.8
Stock option-based compensation costs	—	—	—	0.2
Interest expense	1.1	2.2	4.7	6.3
Interest income	—	(0.4)	—	(0.5)
Income taxes from ongoing operations[1]	2.4	(1.0)	5.4	1.5
Consolidated EBITDA from ongoing operations	$11.1	$7.9	$50.5	$30.3
1. Reconciliations of the pre-tax and post-tax balances attributed to net income (loss) from continuing operations are shown in Note (e). 2. For more information, see Note (h).
(k)    In August 2023, the Company adopted a plan to close the PE Films technical center in Richmond, VA and reduce its efforts to develop and sell films supporting the semiconductor market. Future research & development activities for PE Films will be performed at the production facility in Pottsville, PA. PE Films continues to have new business opportunities primarily relating to surface protection films that protect components of flat panel and flexible displays. All activities ceased at the PE Films technical center in Richmond, VA as of the end of the first quarter of 2024.

(l)     The computation of Credit EBITDA, as defined in the ABL Facility, is presented below.

Computations of Credit EBITDA (as defined in the ABL Facility) as of and for the Twelve Months Ended December 31, 2024 *
Computations of Credit EBITDA for the twelve months ended December 31, 2024 (in thousands):
Net income (loss)	$(64,565)
Plus:
After-tax losses related to discontinued operations	65,610
Total income tax expense for continuing operations	—
Interest expense	4,664
Depreciation and amortization expense for continuing operations	23,225
All non-cash losses and expenses, plus cash losses and expenses not to exceed $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings (cash-related of $8,590)	22,321
Charges related to stock option grants and awards accounted for under the fair value-based method	—
Losses related to the application of the equity method of accounting	—
Losses related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	—
Fees, costs and expenses incurred in connection with the amendment process	459
Terphane sale transaction costs in an amount not to exceed $10,000	—
Minus:
After-tax income related to discontinued operations	—
Total income tax benefits for continuing operations	(165)
Interest income	(36)
All non-cash gains and income, plus cash gains and income in excess of $10,000, for continuing operations that are classified as unusual, extraordinary or which are related to plant shutdowns, asset impairments and/or restructurings	—
Income related to changes in estimates for stock option grants and awards accounted for under the fair value-based method	—
Income related to the application of the equity method of accounting	—
Income related to adjustments in the estimated fair value of assets accounted for under the fair value method of accounting	(144)
Plus cash dividends declared on investments in an amount not to exceed $10,000 for such period	—
Plus or minus, as applicable, pro forma EBITDA adjustments associated with acquisitions and asset dispositions	—
Plus or minus, as applicable, pro forma EBITDA adjustments to pension expense associated with the early payment of pension obligations	(258)
Credit EBITDA	$51,111
Fixed charge coverage ratio**:
Credit EBITDA	$51,111
Unfinanced capital expenditures	$11,858
Fixed charges	$5,034
Fixed charge coverage ratio	7.80
*Credit EBITDA is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as an alternative to either net income (loss) or to cash flow.
** Fixed Charge Coverage Ratio is computed as the ratio of (a) Credit EBITDA minus Unfinanced Capital Expenditures to (b) Fixed Charges.

CONTACT:
Tredegar Corporation
Neill Bellamy, 804-330-1211